RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPELS REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA SUITE 4600 HOUSTON, TEXAS 77002-5294 TELEPHONE (713) 651-9191

ERIC T. NELSON, P.E.
PRESIDENT

July 1, 2026

Richard Kaiser
CFO/Director
BioForce Nanosciences Holdings, Inc.
2020 General Booth Blvd., Ste. 230
Virginia Beach, VA 23454

Dear Richard Kaiser:

This engagement letter (this "***Agreement***") constitutes our understanding and agreement concerning the services to be performed by Ryder Scott Company, L.P. ("***Ryder Scott***") for BioForce Nanosciences Holdings, Inc. ("***Company***"), effective as of July 1, 2026 (the "***Effective Date***"). Company and Ryder Scott agree that this Agreement governs all services performed by Ryder Scott on behalf of Company prior to receipt by Ryder Scott of any written notice of termination of this Agreement, including services performed prior to the Effective Date and services performed thereafter.

I. SERVICES TO BE PERFORMED BY RYDER SCOTT

A. Services. As used in this Agreement, the term "Services" means all consulting work performed by Ryder Scott for the Company as may be mutually agreed from time to time. Without limiting the previous sentence, as part of the initial Services, Ryder Scott will prepare a Prospective Resources Evaluation Report for the Fox Mountain and South Lund oil and gas leases located in Nye County, Nevada, in accordance with the latest Petroleum Resources Management System (PRMS) definitions and guidelines. The report may quantify prospective resources for non-SEC reporting purposes. If requested by the Company, Ryder Scott may also prepare a separate report in accordance with applicable SEC requirements, including qualitative disclosures permitted under Regulation S-K Subpart 1200, such as descriptions of prospects, geology, acreage, planned exploration activities, or statements that the acreage may contain prospective resources. Any such report shall comply with applicable SEC regulations and shall not include quantified prospective resources except as expressly permitted by applicable SEC rules.

B. Independent Contractor. In the performance of its Services, Ryder Scott shall act solely as an independent contractor. The parties hereto do not intend to create, and this Agreement shall not be construed to create, a relationship of employer and employee, partnership, tax partnership, principal and agent relationship, association, trust, or joint venture as between Company and Ryder Scott.

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II. PROPERTIES INCLUDED IN RYDER SCOTT'S REPORT

As part of the Services, the properties to be included in the Ryder Scott report consist of the following assets (collectively, the "***Properties***"), the Fox Mountain and South Lund oil and gas leases, comprising approximately 20,000 acres acquired from the Federal Bureau of Land Management (BLM), located in Nye County, Nevada, United States, within the South Basin of the White River Valley and the Great Basin and Range region, in which Company owns an interest.

III. TIMING

Ryder Scott will endeavor to complete the work in final form within weeks (4) weeks after the Kickoff Meeting. The anticipated completion date is expressly conditioned upon the Company providing all necessary and required data in a timely manner at or immediately following the Kickoff Meeting.

IV. DATA SUPPLIED TO RYDER SCOTT BY COMPANY

A. Company Data. Company will furnish Ryder Scott with all the accounts, records, geological and engineering data, reports, and any other data required for Ryder Scott to perform the Services. Company will be responsible for the accuracy of all factual data, including, but not limited to, ownership interests, payout balances, prices, and product classification relating to prices. Ryder Scott will utilize the factual data without independent verification. Company represents and warrants that it may rightfully disclose or make available all such factual data to Ryder Scott without the violation of any contractual, fiduciary, or other obligation to any person and/or entity, and **COMPANY AGREES TO RELEASE, DEFEND, INDEMNIFY, AND HOLD RYDER SCOTT AND ITS REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, COSTS, AND EXPENSES OF ANY NATURE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO REASONABLE AND NECESSARY ATTORNEYS' FEES) INCURRED IN CONNECTION WITH THE UNTRUTH OR INCOMPLETENESS OF SUCH REPRESENTATION OR COMPANY'S BREACH OF SUCH WARRANTY.**

B. Data Organization. All data should be provided in an organized manner and in useful form. Interpreted data should represent the Company's latest interpretations. Updated interpretations provided after Ryder Scott has begun its work may result in Ryder Scott having to re-work certain tasks and incur additional cost beyond the cost stated in Section V.

V. COSTS AND PAYMENT

A. Estimated Costs.

We estimate that the total cost for Ryder Scott's Services described herein will be $32,000 to $37,000. The actual cost for this project will be based on the hourly fees (as described in our current schedule of professional fees) of the Ryder Scott personnel assigned to the project. This estimate does not include expenses for any trips to Nevada or other destinations to acquire data or meet with Company. Direct expenses will be included in addition to the cost of professional services.

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B. Invoicing and Payment.

Ryder Scott will invoice Company for the total costs of the Services, including fees and expenses on a monthly basis. Company will pay all invoices within thirty (30) days after receipt. Any sums not paid within this period will bear interest at the rate of one and one-half percent (1.5%) or the maximum legal rate, whichever is less, per month from the due date until paid plus reasonable and necessary attorneys' fees, court costs, and any other costs incurred in connection with the collection of unpaid amounts.

C. Prepayment. It is Ryder Scott's policy to receive a retainer of half of our estimate prior to commencing the work. This would amount to $17,250. In accord with our corporate policy, we cannot begin the Services until such payment is received. This prepayment is applied toward work done, and any remaining balance is refundable should work be terminated prior to completion of the project pursuant to Section VII.

VI. INDEMNIFICATION

A. **Definitions**

1. "Claims" means, without limitation, any and all claims, demands, losses, damages, causes of action, fines, penalties, enforcement proceedings, arbitration proceedings, judgments, settlements, lawsuits, legal proceedings, and/or liabilities of every nature or character (including interest and all expenses of litigation, court costs, reasonable and necessary attorneys' fees, contractual liabilities, and all costs arising from the establishment of any cause of action), arising in equity, tort, contract, strict liability, under statute (federal, state, or international), or of any other character, and whether or not caused by a legal duty. Without limiting the foregoing, the term "Claims" includes claims for breach of contract, statutory fraud, common law fraud, fraudulent inducement, intentional tort, negligent misrepresentation, conspiracy, negligence and gross negligence, those arising under the Texas Securities Act, those arising under the Securities Act of 1933, those arising under the Securities Exchange Act of 1934, those for damages, those for reasonable and necessary attorneys' fees, those for costs, those for expenses, those for interest, and/or those for equitable remedies.

2. **"REGARDLESS OF FAULT"** means without regard to the cause(s) thereof including, without limitation, breach of any representation or warranty (express or implied), strict liability, tort, breach of contract, breach of statutory duty, breach of any safety requirement or regulation, negligence, omission, intentional act, or fault of any person, party, or entity, expressly including the Ryder Scott Indemnitees, and including whether such negligence be sole, joint, concurrent, comparative, contributory, active, or passive, or any other theory of legal liability or recovery; **provided, that this definition will not apply to the extent any Claim is caused by the applicable Ryder Scott Indemnitee's gross negligence, willful misconduct, or fraud**.

3. "Ryder Scott Indemnitees" means Ryder Scott and its controlling persons, directors, officers, employees, representatives, and agents.

B. **Indemnity. In consideration of, among other things, Ryder Scott's agreement to perform the Services under this Agreement, Company agrees to indemnify, defend, and hold harmless the Ryder Scott Indemnitees from and against any and all Claims in connection with, related to, or arising from the Services and/or the reliance**

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thereon by Company and/or any other person or entity, REGARDLESS OF FAULT. Pursuant to its obligations in this Section VI.B, Company agrees to (i) fully reimburse the Ryder Scott Indemnitees for any amount paid by them in settlement of any legal action or proceeding commenced or threatened if such settlement is effected with Company's written consent, which may not be unreasonably withheld, conditioned, or delayed and (ii) reimburse the Ryder Scott Indemnitees in full on a monthly basis for any and all legal fees or other expenses as and when incurred by the Ryder Scott Indemnitees in connection with investigating or defending against any such Claims.

C. Release. **In rendering the Services, Ryder Scott will rely primarily upon certain basic data and other information furnished to Ryder Scott by Company, upon whom Ryder Scott will also rely for the accuracy and completeness of such data and information. Company agrees that there are uncertainties inherent in the interpretation of engineering and geological data, and that Ryder Scott's conclusions will represent only informed professional judgments, which are subject to change in light of, among other things, subsequent developments and/or data. In view of the limitations inherent in reservoir engineering and the existing uncertainties as to the legal obligations of engineering consultants, Ryder Scott shall not be liable for, and Company hereby releases the Ryder Scott Indemnitees from, and agrees not to assert any Claims against the Ryder Scott Indemnitees for, any Claims by any person or entity brought in connection with, related to, or arising from (a) the Services or Company's use or misuse thereof; (b) the Ryder Scott Indemnitee's failure to perform any service or make any determination, computation, classification, or categorization; or (c) reliance by Company or any other person or entity on any determination, computation, classification, or categorization made by the Ryder Scott Indemnitees; in each instance of (a), (b), or (c), REGARDLESS OF FAULT.**

D. **Conspicuous. Company and Ryder Scott acknowledge and agree that the Indemnity and Release provisions in this Section VI are sufficiently conspicuous to put Company and Ryder Scott on notice as to the existence and significance of such provisions.**

E. Express Negligence. **Except as otherwise limited in this Agreement, all releases, limitations on liability, defense obligations, and indemnity obligations assumed under this Agreement are without limit and REGARDLESS OF FAULT of any party or parties, expressly including the party seeking benefit of the release, defense, or indemnity, or any other theory of legal liability.**

F. Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of the Ryder Scott Indemnitees (and Company's sole remedy) for Claims, regardless of form of action, is limited to direct money damages in an amount not to exceed the total dollar amount of fees paid by Company to Ryder Scott pursuant to the applicable engagement for the Services. In no event will any Ryder Scott Indemnitee be liable to Company under this Agreement for, and Company hereby releases, defends, indemnifies, and holds harmless the Ryder Scott Indemnitees from, any and all indirect, special, incidental, punitive, exemplary, or consequential damages including, but not limited to, damages for loss of production, loss of revenue and profits, loss of business or business interruptions, and loss of use of assets or facilities.

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VII. TERMINATION

Unless sooner terminated in accordance with the following sentence, this Agreement shall commence on the Effective Date and shall continue in effect thereafter. Either Company or Ryder Scott may terminate this Agreement at any time with five (5) business days' written notice to the other party. Upon termination, Company will be liable to Ryder Scott for any outstanding fees and expenses associated with the Services which accrued prior to such termination. If a prepayment has been made and the cost of accrued services prior to termination has not reached the prepayment amount, Ryder Scott will reimburse Company for the amount not expended.

VIII. NOTICE

Notices to either party with regard to any matter covered by this Agreement shall be made in writing and if delivered in person, by U.S. mail, postage prepaid, electronic mail, or by overnight courier service, such notice is deemed given upon actual receipt. The address for each party follows:

Ryder Scott:
Ryder Scott Company, L.P.
Attn: Eric Nelson, President
1100 Louisiana, Suite 4600
Houston, Texas 77002-5294 USA
Office: 713-751-5537
Email: Eric_Nelson@RyderScott.com

Company:
BioForce Nanosciences Holdings, Inc.
Attn: Richard Kaiser,CFO/Director
2020 General Booth Blvd., Ste. 230
Virginia Beach, VA 23454
Office 757-306-6090
Rich Kaiser <rich@yesinternational.com>

IX. GOVERNING LAW AND DISPUTE RESOLUTION

A. Governing Law. The Parties agree that this Agreement is to be in all respects construed, interpreted, enforced, and governed under the laws of the State of Texas, U.S.A., exclusive of choice of law or conflict of law provisions that would require application of the laws of another state, country, or territory.

B. Dispute Resolution. Any legal action or proceeding in connection with, related to, or arising from this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Texas, in each case located in the city of Houston and County of Harris, and Company irrevocably submits to the exclusive jurisdiction of such courts in any such lawsuit, action, or proceeding and waives any objection based on personal jurisdiction, improper venue, or forum non conveniens. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF

ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM IN CONNECTION WITH, RELATED TO, OR ARISING FROM THIS AGREEMENT OR THE SERVICES.

X. MISCELLANEOUS

A. Execution; Authority. Ryder Scott and Company each represent that the person signing on its behalf below has the authority to do so. This Agreement may be executed in any number of counterparts, and any counterpart may be executed with original, facsimile, portable document format (pdf) or other electronic signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

B. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, this Agreement shall be deemed to be amended to the extent necessary to make such provision enforceable, or, if necessary, this Agreement will be deemed amended to delete the unenforceable provision or portion thereof. If any provision is deleted or amended, the remaining provisions will remain in full force and effect. Notwithstanding the foregoing, the parties recognize and agree that this Agreement is to be interpreted and applied in such manner as to, as nearly as possible, give effect to the parties' intent to all provisions hereof, including, without limitation, such provisions as may be declared to be unenforceable.

C. Scope; Reliance. The Services provided hereunder are solely for the benefit of Company and may not be relied upon by any third party.

D. Survival. All defense, indemnity, and release provisions of this Agreement shall survive termination, expiration, or cancellation of this Agreement.

E. No Assignment. Neither Ryder Scott nor Company will assign, transfer, or delegate any rights or obligations under this Agreement to any party without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

F. Waiver. Any waiver of, or consent pursuant to, any provision of this Agreement must be in writing and is effective only to the extent specifically set forth therein. No failure or delay by a party in exercising any right will operate as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or any other right hereunder.

G. Entire Agreement. This Agreement contains the entire agreement and understanding between Company and Ryder Scott concerning the Services and the other matters described herein, and supersedes and replaces all prior communications, negotiations, agreements and drafts, written or oral, regarding the same and precludes the use of such prior communications, negotiations, agreements and drafts in interpreting the terms of this Agreement. No amendments, changes, or modifications to this Agreement shall be valid unless in writing and signed by a duly authorized representative of Ryder Scott and Company.

H. Headings. The headings used herein are for convenience only and do not affect in any manner any of the terms and conditions of this Agreement.

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If you have any questions concerning this project or wish to clarify some aspect of this engagement, please contact the undersigned or Pablo Castellon in Ryder Scott's office who will be responsible for the completion of this project.

If the foregoing is acceptable to you, please indicate by signing below and returning a fully executed document to our office. We look forward to working with you on this matter.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

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Eric T. Nelson, P. E.
President

ETN/pl

ACCEPTED BY:

BioForce Nanosciences Holdings, Inc.

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Signature

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Printed Name

07/01/2026
Date